Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: July 2005

1)	Beginning of the Month Principal Receivables:	$36,881,180,419.43
2)	Beginning of the Month Finance Charge Receivables:	$689,237,528.58
3)	Beginning of the Month AMF Receivables:	$76,864,610.09
4)	Beginning of the Month Discounted Receivables:	$0.00
5)	Beginning of the Month Total Receivables:	$37,647,282,558.10

6)	Removed Principal Receivables:	$0.00
7)	Removed Finance Charge Receivables:	$0.00
8)	Removed AMF Receivables	$0.00
9)	Removed Total Receivables:	$0.00

10)	Additional Principal Receivables:	$0.00
11)	Additional Finance Charge Receivables:	$0.00
12)	Additional AMF Receivables	$0.00
13)	Additional Total Receivables:	$0.00

14)	Discounted Receivables Generated this Period:	$0.00

15)	End of the Month Principal Receivables:	$36,336,822,513.88
16)	End of the Month Finance Charge Receivables:	$688,650,248.18
17)	End of the Month AMF Receivables	$74,707,142.72
18)	End of the Month Discounted Receivables:	$0.00
19)	End of the Month Total Receivables:	$37,100,179,904.78

20)	Excess Funding Account Balance	$0.00
21)	Adjusted Invested Amount of all Master Trust Series	$31,991,333,807.35

22)	End of the Month Seller Percentage	11.96%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: July 2005

			ACCOUNTS	RECEIVABLES

1)	End of the Month Delinquencies:
	2)	30 - 59 days delinquent	438,876	$487,153,823.91
	3)	60 - 89 days delinquent	268,996	$317,472,963.02
	4)	90+ days delinquent	501,660	$648,094,862.89

	5)	Total 30+ days delinquent	1,209,532	$1,452,721,649.82

	6)	Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		3.92%

7)	Defaulted Accounts during the Month		166,072	$180,384,793.09

8)	Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables			5.87%

*For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS)

MONTHLY PERIOD: July 2005

			COLLECTIONS	PERCENTAGES

1)	Total Collections and Gross Payment Rate**		$6,536,698,523.77	17.36%

2)	Collections of Principal Receivables and Principal Payment Rate		$5,877,000,987.10	15.93%

	3)	Prior Month Billed Finance Charges and Fees	$473,792,598.82
	4)	Amortized AMF Income	$42,661,094.86
	5)	Interchange Collected	$90,689,571.26
	6)	Recoveries of Charged Off Accounts	$61,844,573.00
	7)	Collections of Discounted Receivables	$0.00

	8)	Collections of Finance Charge Receivables and Annualized Yield	$668,987,837.94	21.77%

	Capital One Master Trust (AMF COLLECTIONS)
	MONTHLY PERIOD: July 2005

1)	Beginning Unamortized AMF Balance			$224,746,994.88
	2)	+ AMF Slug	$0.00
	3)	+ AMF Collections	$33,370,793.59
	4)	- Amortized AMF Income	$42,661,094.86
5)	Ending Unamortized AMF Balance			$215,456,693.61

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes

Additional Total Receivables